Exhibit 19
W.W. GRAINGER, INC.

INSIDER TRADING POLICY

I.PURPOSE. This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of W.W. Grainger, Inc. (“Grainger” or the “Company”) and the handling of Material Nonpublic Information about Grainger and other companies with which Grainger has a business relationship.

II.SCOPE.

A.Transactions. This Policy applies to transactions in Company Securities. Transactions subject to this Policy include purchases, sales and gifts of Company Securities. This Policy also applies to transactions in the securities of certain other companies.

B.Persons Subject to the Policy. This Policy applies to all Company Persons, including members of the Company’s Board of Directors and all officers and employees of the Company and its subsidiaries. The Company may deem other individuals, including contractors or consultants, who have or had access to Material Nonpublic Information to be Company Persons.

C.Transactions by Family Members and Others. This Policy applies to Family Members who reside with a Company Person and any family members who do not live in a Company Person’s household but whose transactions in Company Securities are subject to a Company Person’s influence or control.

D.Transactions by Entities that a Company Person Influences or Controls. This Policy applies to any Controlled Entities, and transactions by these Controlled Entities must be treated for the purposes of this Policy and applicable securities laws as if they were for the Company Person’s own account.

III.POLICY.

A.Prohibition Against Insider Trading.

1.No Transactions on the Basis of Material Nonpublic Information. No Insider may, directly or indirectly through third parties, buy, sell, or otherwise engage in any transactions in Company Securities (including gifts involving the transfer of Company Securities) if such Insider possesses Material Nonpublic Information. The only exceptions to this prohibition are described below under “Permitted Transactions.” In any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

2.No Recommendations on the Basis of Material Nonpublic Information. No Insider may make recommendations or express opinions about trading in Company Securities if such Insider possesses Material Nonpublic Information.

3.No Tipping of Material Nonpublic Information. No Insider may, directly or indirectly, disclose (“tip”) Material Nonpublic Information to any person within the Company whose jobs do not require them to have that information, or to other persons outside of the Company, unless such disclosure is made in accordance with the Company’s confidentiality policies and expectations. Insiders may incur liability for tipping Material Nonpublic Information to any third party (a “Tippee”). Tippees inherit an Insider’s duties and may be liable for trading on Material

Nonpublic Information illegally tipped to them by an Insider and liable for further communicating the tip to others.

4.Material Nonpublic Information about Companies Doing Business with Grainger. No Insider who, in the course of working for or providing services to Grainger, learns of material nonpublic information about a company with which Grainger does business, including a customer, supplier, distributor, vendor or participant in a transaction or potential transaction with Grainger, may engage in transactions (or make recommendations) with respect to such company’s securities until the information becomes public or is no longer material.

5.No Assistance. No Insider may assist anyone engaged in the activities described in subsections (1)-(4) above.

6.Maintaining Confidentiality of Material Nonpublic Information. All Material Nonpublic Information relating to the Company is the property of the Company and the Company has the sole and exclusive right to determine how and when to disclose such information to the public. Unless specifically authorized by the Company, no Insider should publicly disclose Material Nonpublic Information and all such information must be kept strictly confidential.

B.Definition of “Material Nonpublic Information.”

1.When Information is Considered Material. Information is considered “material” if its disclosure to the public would be reasonably likely to affect an investor’s decision to buy or sell Company Securities or to affect the market price of Company Securities in either a positive or negative way. While it is not possible to define all categories, some examples include the following if not made public:

•financial condition or results;
•projections regarding future earnings or losses, other earnings guidance, or changes to previously announced earnings guidance;
•gain or loss of a significant contract, customer, supplier, or finance source;
•pending mergers, acquisitions, dispositions, restructurings, tender offers, joint ventures, partnerships or spin-offs;
•new business models, markets or strategies;
•a change in dividend policy, the declaration of a stock split, an offering of additional securities or the establishment of a repurchase program for Company Securities;
•a significant change in management;
•significant supply chain disruptions;
•significant pending or threatened litigation or government investigations;
•significant impact of changes in law and regulations on the Company’s business;
•a significant disruption in operations or loss (including cyber-, environmental- or safety-related incidents);
•the Company’s assessments of whether a cybersecurity incident, cyber-attack or other event is significant enough to require public disclosure;
•significant bank borrowings or other financing transactions out of the ordinary course;
•extraordinary items for accounting purposes;
•events that may result in the creation of a significant reserve or write-off or other significant adjustments to the financial statements
•impending defaults on indebtedness, bankruptcy, or the existence of severe liquidity problems; and
•any other facts that might cause the Company’s financial results to be substantially affected.

Because any transaction in securities that becomes subject to scrutiny under federal securities laws will be evaluated after the fact with the benefit of hindsight, an Insider should carefully consider how their transaction may be construed in hindsight. Questions concerning the materiality of particular information should be resolved in favor of materiality and trading should be avoided. If you are unsure whether information is material, you should consult the Chief Legal Officer, the Corporate Secretary or their designee before trading.

2.When Information is Considered Public. Information that has not been disclosed to the public or is not otherwise generally available to the public is generally considered to be nonpublic information. To establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated (e.g., a press release, an earnings release, newswire services, a broadcast on widely-available radio or television programs, published in a widely-available newspaper, magazine or news website, public disclosures filed with the SEC, Company websites and social media platforms). As with questions of materiality, if you are not sure whether information is considered public, you should consult the Chief Legal Officer, the Corporate Secretary or their designee before trading in or recommending securities to which that information relates.

C.Other Prohibited or Discouraged Transactions in Company Securities. The Company has also determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if Insiders engage in certain types of other transactions. Therefore, the following rules are applicable to Insiders:

1.Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own or does not have the right to receive, subject to certain limitations) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales of Company Securities.

2.Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that an Insider is trading based on Material Nonpublic Information and focus an Insider’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited.

3.Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds or through other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company Securities. Such hedging transactions may permit an Insider to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, Insiders may no longer have the same objectives as the Company’s other stockholders. Accordingly, hedging transactions by any Insider, or any of their designees, are prohibited.

4.Margin Accounts and Pledged Securities. Securities held in a margin account or pledged as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged, hypothecated or otherwise used as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the owner is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company Securities. For these reasons, directors and officers are prohibited from pledging, hypothecating or otherwise using Company Securities as collateral for a loan or other form of indebtedness, including, without limitation, holding Company Securities in a margin account as collateral for a margin loan.

5.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under Rule 10b5-1 plans, as described in the 10b5-1 Plan Policy and other trading arrangements approved by the Corporate Secretary) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when an Insider is in possession of Material Nonpublic Information. The Company therefore discourages placing standing or limit orders on Company Securities. If an Insider determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with this Policy.

D.Permitted Transactions. This Policy does not apply to the following transactions, except as specifically noted.

1.Employee Stock Options. This Policy does not apply to the exercise of employee stock options (where no shares of stock are sold to fund the exercise), or when shares are withheld by the Company for the Company Person’s payment of withholding taxes or the applicable exercise price upon exercise (if authorized by the Company). This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, any other market sale of stock for the purpose of generating the cash needed to pay the exercise price of an option or related withholding taxes, or any market sale of stock following exercise.

2.Restricted Stock Units, Performance Stock Units and Deferred Stock Units. This Policy does not apply to the vesting of restricted stock units, performance stock units, deferred stock units and other awards that the Company may issue, or when related shares or units are withheld by the Company for the Company Person to pay withholding taxes upon vesting (if authorized by the Company). This Policy does not apply to the payment of dividend equivalents in the form of additional awards in lieu of cash. This Policy does apply, however, to any market sale of stock upon vesting.

3.Mutual Funds. Transactions in a mutual fund or other collective investment vehicle (e.g., hedge fund or exchange traded fund) that is invested in Company Securities and (A) is publicly traded and widely held, (B) is broad based and diversified, and (C) has investment discretion for fund investments exercised by an independent third party are not transactions subject to this Policy. Insiders should consult with the Corporate Secretary or their designee if they have questions regarding whether a specific fund is considered “broad-based and diversified.”

4.Company-Sponsored 401(k) Plans. This Policy does not apply to purchases of Company Securities in any Company-sponsored 401(k) plan resulting from any periodic contribution of money to the plan pursuant to a payroll deduction election or Company contribution. This Policy does apply, however, to certain elections that may be made under a Company-sponsored 401(k) plan, including: (A) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company Securities fund; (B) an election to make an intra-plan transfer of an existing account balance into or out of the Company Securities fund; (C) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of the Company Securities fund balance; (D) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the

Company stock fund; and (E) an election to take a withdrawal or distribution if the withdrawal or distribution will result in a liquidation of some or all of the Company securities fund balance

5.Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from periodic contribution of money to the plan pursuant to the election made at the time of enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that the Company Person elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to elections to participate in the plan for any enrollment period, transfers, changes to elections which would increase or decrease the contribution to the plan, and to sales of Company Securities purchased pursuant to the plan.

E.Clearance and Blackout Periods. The Company has established additional procedures, applicable only to certain persons (as described below), to facilitate compliance with laws prohibiting insider trading and to avoid the appearance of any impropriety.

1.Pre-Clearance Procedures. “Restricted Persons” include Company Persons designated by the Chief Executive Officer, the Chief Financial Officer, and the Chief Legal Officer or their designees as being subject to pre-clearance procedures, as well as the Family Members and Controlled Entities of such Company Persons. Restricted Persons may not engage in any transaction, including making any gifts, in Company Securities without first obtaining pre-clearance of the transaction from the Corporate Secretary or their designee. The list of Restricted Persons includes the directors, CEO, executive officers reporting to the CEO, any Section 16 officers not otherwise included in the foregoing and the Corporate Secretary.

Restricted Persons (other than Family Members and Controlled Entities of Restricted Persons who are Company Persons) will be notified of this obligation prior to the start of the applicable open trading window.

A request for pre-clearance to trade in Company Securities should be submitted in writing to the Corporate Secretary or their designee at least one business day in advance of the proposed transaction. When a request for pre-clearance is made, the requestor shall certify to the Company, in a form to be provided by the Corporate Secretary, that (1) the requestor has reviewed this Policy, (2) the requestor neither possesses nor is aware of any Material Nonpublic Information about the Company, and (3) the proposed transaction will be completed in compliance with applicable law and Company policies.

The Corporate Secretary or their designee is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied or not responded to, then such person must refrain from initiating any transaction in Company Securities, and must not inform any other person of the denial and restriction. Once granted, permission to engage in Company Securities transactions extends through five business days from receipt of the pre-clearance request, unless an exception is granted. If the Restricted Person becomes aware of Material Nonpublic Information after receiving clearance but prior to executing a trade in the five business day window, the preclearance is void and the trade must not be executed. If transactions are not effected within the five business day time limit, pre-clearance must be requested and approved in writing again.

The Chief Executive Officer, the Chief Legal Officer, and the Corporate Secretary or their designee shall have sole discretion to decide whether to clear any requested transactions. The Chief Executive Officer or their designee shall have sole discretion to decide whether to clear transactions by the Chief Legal Officer and the Chief Legal Officer or their designee shall have sole discretion to decide whether to clear transactions by the Corporate Secretary. Any designee authorized to approve pre-clearance under this Policy is deemed a Restricted Person. Any designee of the Corporate Secretary and Chief Legal Officer must receive pre-clearance from the Chief Legal Officer. Any designee of the Chief Executive Officer must receive pre-clearance from the Chief Executive Officer.

Neither the Company nor any employee of the Company will have any liability to a Restricted Person related to pre-clearance, including for any delay in reviewing or otherwise denying a pre-clearance.

2.Quarterly Blackout Periods. The Company Persons designated by the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer or their designees as being subject to these blackout procedures, as well as the Family Members and Controlled Entities of such persons, may not conduct any transactions, including making any gifts, involving Company Securities (other than as specified by this Policy) during certain “Blackout Periods.” All Company Persons subject to a Blackout Period will be advised of quarterly Blackout Periods.

Generally, a Blackout Period begins at the close of business on the second to last Friday of each financial quarter or, for the fourth quarter, at the close of business on the last business day of the year, and ends no less than two business days following the date of the public release of the Company’s earnings results for that quarter. Company Persons subject to the Blackout Periods may only conduct transactions in Company Securities during the “open trading window” outside of a Blackout Period, and Restricted Persons may only obtain pre-clearance during an open trading window. Trading in the Company’s securities during an open trading window should not be considered a “safe harbor,” and all Insiders should use good judgment at all times and ensure they are not trading while in possession of Material Nonpublic Information.

Any Company Person designated to be subject to the quarterly Blackout Periods will be notified of this obligation prior to the start of the applicable open trading window.

3.Event-Specific Blackout Periods. From time to time, an event may occur or information may exist that is material to the Company and is known by only certain directors, officers and/or employees. So long as the event or information remains material and nonpublic, such persons may not engage in any transaction in Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Chief Executive Officer, Chief Financial Officer or Chief Legal Officer or their designee, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period. In either situation, the Company may notify these persons that they must not engage in transactions in Company Securities without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period must not be communicated to any other person. Exceptions will not be granted during an event-specific trading restriction period.

4.Exceptions. Blackout Periods do not apply to those transactions to which this Policy does not apply, as described above under the heading “Permitted Transactions.” Further, the requirements for Pre-Clearance Procedures and Blackout Periods do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans or other similar trading arrangements approved by the Legal Department, as described below under the heading “Rule 10b5-1 Plans.”

F.Rule 10b5-1 Plans. Insiders subject to this Policy may engage in transactions in Company Securities pursuant to an approved Rule 10b5-1 plan or other similar trading arrangements. Rule 10b5-1 promulgated under the Exchange Act provides a defense from insider trading liability and permits trading by a stockholder during times when trading may otherwise be prohibited (e.g., during a Blackout Window). In order to be eligible to rely on this defense, a Rule 10b5-1 plan must meet the requirements of Rule 10b5-1. If the Rule 10b5-1 plan meets the requirements, Company Securities may be purchased or sold without regard to certain insider trading restrictions.

A Rule 10b5-1 plan must meet the requirements of Rule 10b5-1 and the 10b5-1 Plan Policy that is available from the Corporate Secretary or their designee. The Legal Department must review and approve all other similar trading arrangements.

G.Section 16 Reports. Section 16 Reporting Persons are required to make Section 16 Reports. The Corporate Secretary or their designee will assist Section 16 Reporting Persons that are directors and officers in preparing and filing the required Section 16 Reports; however, such Section 16 Reporting Persons retain responsibility for the Section 16 Reports. To ensure compliance with all reporting requirements, such Section 16 Reporting Persons must, immediately after any trade, provide the Corporate Secretary or their designee with all information relating to the trade that is necessary to prepare a Form 4 or other Section 16 Report (dates, share amounts, prices, etc.). As required Section 16 Reporting Persons must also execute a Form 4 or other Section 16 Report (either individually or through a duly authorized power of attorney) within a sufficient amount of time to allow the Corporate Secretary or their designee to electronically file the Form 4 via the SEC’s Electronic Data Gathering, Analysis, and Retrieval system before the end of the second business day following the trade. As a reminder, the SEC’s “short swing profits” rule requires that any profits realized by a director or an officer from a sale and purchase of any equity security of the Company occurring within a six-month period must be disgorged to the Company (subject to certain limited exceptions). The rule is mechanically applied, imposing strict liability without regard to intent, inadvertence, misunderstanding of the law, the absence of bad faith, or the actual use of material nonpublic information. If relevant trades occur within six months of each other and yield a profit, the insider must disgorge the profit to the Company even in the absence of wrongdoing. To encourage enforcement, the law authorizes federal civil actions to be brought on behalf of the Company by a qualified shareholder seeking to recover these “profits,” as well as related legal fees, if the Company declines to institute litigation within 60 days of a demand.

H.Form 144 Reports. 144 Reporting Persons are required to file a Form 144 before making an open market sale of Company Securities. A Form 144 notifies the SEC of the 144 Reporting Person’s intent to sell Company Securities. This form is generally prepared and filed by the 144 Reporting Person’s broker and is in addition to the Section 16 Reports.

I.Post-Termination Transactions. Company Persons who were subject to the Pre-Clearance Procedures and whose employment or directorship is terminated remain subject to the Pre-Clearance Procedures outlined above during the next two Company earnings cycles after leaving the Company.

J.Violations. The purchase or sale of securities while aware of Material Nonpublic Information, or the disclosure of Material Nonpublic Information to others who then trade in Company Securities, is prohibited by U.S. federal, state and foreign laws. Insider trading violations are pursued vigorously by the SEC, the U.S. Department of Justice, state enforcement authorities and foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on individuals who trade, or who tip inside information to others who trade, the U.S. federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to discipline by the Company, including dismissal for cause, whether or not the individual’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

K.Company Transactions. From time to time, the Company may engage in transactions in its own securities. The Company’s policy is to comply with all applicable laws, listing standards and appropriate approvals of the Board and/or appropriate committee of the Board, including obtaining such approvals, if required, when engaging in transactions in Company securities.

L.Administration. This Policy shall be administered by the Committee. All decisions of the Committee shall be final, conclusive and binding upon all the Company and any Insiders. The Committee shall have full power and authority to (i) administer and interpret this Policy, (ii) correct any defect, supply any omission, and reconcile any inconsistency in this Policy and (iii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of this Policy and to comply with applicable law and applicable stock market or exchange rules and regulations. Subject to applicable law and applicable stock market or exchange rules and regulations, this Policy may be amended by the Committee at any time.

IV.DEFINITIONS

A.10b5-1 Plan Policy: Company policy on the Use of Rule 10b5-1 Plans for Transactions in Company Securities.

B.144 Reporting Persons: Directors, certain officers designated by the Board of Directors, and certain stockholders of the Company who are required to file a Form 144 before making an open market sale of Company Securities in reliance on Rule 144.

C.Blackout Period is defined in Section III.E.2.

D.Board of Directors or Board: the Company’s Board of Directors.

E.Committee: the Audit Committee of the Board of Directors.

F.Company or Grainger is defined in Section I.

G.Company Persons: All members of the Company’s Board of Directors and all officers and employees of the Company and its subsidiaries.

H.Company Securities: Any securities of the Company, including common stock, stock options, restricted stock units, performance stock units, deferred stock units and any other types of securities that the Company may issue, as well as derivative securities that are not issued by the Company.

I.Controlled Entities: Any entities that a Company Person influences or controls, including any corporations, partnerships or trusts.

J.Exchange Act: Securities Exchange Act of 1934, as amended.

K.Family Members: Family members who reside with a Company Person and any family members who do not live in a Company Person’s household but whose transactions in Company Securities are subject to a Company Person’s influence or control.

L.Insider: Any Company Person, Controlled Entity or Family Member.

M.Material Nonpublic Information is defined in Section III.B.1.

N.Restricted Persons is defined in Section III.E.1.

O.SEC: U.S. Securities and Exchange Commission.

P.Section 16 Reporting Persons: Certain Company Persons, including directors, officers designated as such for SEC reporting purposes by the Board of Directors and certain stockholders of the Company.

Q.Section 16 Reports: Reports, including Forms 3 and 4, that are required to be filed by Section 16 Reporting Persons to disclose such Company Person’s transactions in Company Securities.

R.Tip and Tippee are defined in Section III.A.3.

V.RESPONSIBILITIES

Insiders must not engage in transactions in Company Securities while in possession of Material Nonpublic Information. Each Company Person is responsible for ensuring compliance with this Policy, and that any of their Family Members and Controlled Entities also comply with this Policy.

VI.SPONSOR AND OWNER

Senior VP, CLO
VP, Corporate Secretary

REVISION HISTORY

Date	Summary of Changes
Adopted	10/25/2023
Amended	12/11/2024